Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered into by and between Ward N. Lyke, Jr. (hereinafter referred to as “You”) and J.W. Mays, Inc. (“J.W. Mays” or the “Company”) (collectively, “the parties”).

1.	Recitals.

WHEREAS, the Company and You entered into an Employment Agreement, dated August 1, 2023 (the “Employment Agreement”), providing for a three-year term of employment commencing August 1, 2023 and ending July 31, 2026;

WHEREAS, during the term of the Employment Agreement, You communicated to the Company that You intended to resign on or around the expiration of the Employment Agreement;

WHEREAS, at the Company’s request, You agreed to continue your employment beyond July 31, 2026 for a limited period to assist with the orderly transition of your duties and responsibilities;

WHEREAS, this Agreement is intended to confirm our mutual understanding and agreement regarding, among other things, the final date of your employment and the terms and conditions of the completion of your service with the Company.

2.	Transition Period.

Subject to the terms and conditions of this Agreement, the Company will extend the terms and conditions of the Employment Agreement dated August l, 2023 until September 25, 2026 and You shall continue your employment through September 25, 2026 (the “End Date”). The period from the date You sign this Agreement (the “Signing Date”) through the End Date is the “Transition Period.” Effective as of the End Date, your employment with the Company will terminate, and You will no longer hold yourself out as an employee of the Company. Effective as of the End Date, You also will be deemed to have resigned from any position You hold as a director, officer, managing member, partner, or member of the Company or any of its affiliates.

a.	During the Transition Period, You will assist with the orderly transition of your duties and responsibilities and perform such other duties and responsibilities as the Company reasonably requests or assigns.

b.	During the Transition Period, the Company will continue to pay You your base salary at the rate of $316,000, less lawful deductions. The Company will reimburse You, in accordance with and subject to Company policy for reasonable business expenses incurred in performing your duties through the End Date. Through the End Date, You will remain eligible to participate in the Company’s medical, dental, vision and life insurance plans, and any other welfare and employee benefit plans in which You participated immediately before the Signing Date, subject to the terms of those plans and any generally applicable restrictions under the applicable insurance contracts.

c.	On the first regular payday following the End Date, the Company shall pay You any accrued, but unpaid, base salary for services rendered through the End Date and any accrued but unused vacation required to be paid under applicable law and Company policy, subject to applicable deductions and withholdings.

d.	Nothing within this Agreement limits the ability for You or the Company to terminate your employment pursuant to the provisions contained within the Employment Agreement.

3.	Separation Agreement.

Assuming You remain employed in good standing through the End Date, including your satisfactory performance of all job duties assigned to you, the Company will be offering the following benefits to you in exchange for your signing, and not revoking your acceptance of, an Agreement and General Release which the Company will provide to You on, or shortly after, the End Date:

a.	The Company will make a separation payment to You in the amount of $36,461.54, less lawful deductions, which is equal to the value of 6 weeks of your base weekly salary, exclusive of any bonuses or other amounts;
b.	The Company will transfer title to You for the Company-owned 2021 Ford Escape that is currently in your possession; and
c.	The Company will permit you to keep the Company cellphone that is currently in your possession.

It will be solely in the Company’s discretion to determine whether You performed your job duties during the Transition Period in a satisfactory manner so as to make You eligible to receive the benefits outlined above. Moreover, note that the Agreement and General Release will contain language which preserves the confidentiality, non-competition, and non-solicitation provisions contained within the Employment Agreement and which are being extended pursuant to this Agreement.

The parties hereby execute this Agreement as of the date(s) set forth below.

WARD LYKE		J.W. MAYS, INC

By:	/s/ Ward Lyke	By:	/s/ Lloyd J. Shulman
Print Name:	WARD LYKE	Lloyd J. Shulman President
Date:	7-30-26	Date:	7/30/26